UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 22, 2004
(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8606 (Commission File Number)	23-2259884 (I.R.S. Employer Identification No.)

1095 Avenue of the Americas, New York, New York (Address of principal executive offices)	10036 (Zip Code)

Registrant’s telephone number, including area code: (212) 395-2121

Not applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

Below is a press release issued by Verizon Communications Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE Jan. 22, 2004	Media contact: Bob Varettoni 212-395-7726 robert.a.varettoni@verizon.com

Verizon Communications Announces
Common Stock Repurchase Authorization

     NEW YORK — Verizon Communications Inc. (NYSE:VZ) announced today that its Board of Directors has authorized the corporation to repurchase up to 80 million shares of its common stock.

     The board also determined that no additional shares may be acquired under a previously approved program to repurchase up to 80 million shares. Under the previous program, which was due to end Feb. 29, 2004, approval remained to purchase approximately 47.5 million shares.

     Approximately 2.77 billion shares of Verizon common stock were outstanding as of Dec. 31, 2003.

     Under the plan approved today by the board, Verizon’s senior officers have the option to repurchase shares for the corporation over time, with the amount and timing of repurchases depending on market conditions and corporate needs.

Verizon News Release, pase 2

     Although shares repurchased under the plan may generally be used for any corporate purpose, the corporation currently expects to apply repurchased shares to satisfy normal funding requirements for employee benefit plans and the Verizon Communications Direct Invest direct stock purchase and share ownership plan.

     The authorization to repurchase shares terminates when the aggregate number of shares repurchased reaches 80 million or at the close of business on Feb. 28, 2006, whichever is earlier.

     A Fortune 10 company, Verizon Communications (NYSE:VZ) is one of the world’s leading providers of communications services, with approximately $67 billion in revenues. Verizon companies are the largest providers of wireline and wireless communications in the United States, with more than 139 million access line equivalents and 36 million Verizon Wireless customers. Verizon is the third largest long-distance carrier for U.S. consumers, with nearly 16 million long-distance lines. The company is also the largest directory publisher in the world, as measured by directory titles and circulation. Verizon’s international presence includes wireline and wireless communications operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.

(Registrant)

Date:	January 22, 2004	/s/ David H. Benson

David H. Benson Senior Vice President and Controller